Exhibit 23(d)
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Partners Trust Financial Group, Inc.:
We consent to the use of our reports dated March 12, 2007, with respect to the consolidated balance sheets of Partners Trust Financial Group, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders’ equity, cash flows, and comprehensive income for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006 incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.
Our report, with respect to the consolidated balance sheets of Partners Trust Financial Group, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders’ equity, cash flows, and comprehensive income for each of the years in the three-year period ended December 31, 2006, refers to Partners Trust Financial Group, Inc.’s change in its method of quanitifying errors in the consolidated financial statements effective January 1, 2006.
/s/ KPMG LLP
Albany, New York
October 18, 2007